Exhibit 5.1

April 29, 2013

CYS Investments, Inc.

890 Winter Street

Suite 200

Waltham, Massachusetts

Re:	Registration Statement on Form S-3 (No. 333-174163)

Ladies and Gentlemen:

We have served as Maryland counsel to CYS Investments, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to 8,000,000 shares (the “Shares”) of 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of the Company (including up to 1,200,000 Shares which the underwriters in the Offering (as defined herein) have the option to purchase solely to cover over-allotments), covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to the Prospectus Supplement (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

3. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to the classification of the Series B

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April 29, 2013

Preferred Stock and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

5. A certificate executed by an officer of the Company, dated as of the date hereof;

6. The Registration Statement, including the form of prospectus included therein;

7. The Underwriting Agreement, dated April 23, 2013 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the several Underwriters named therein;

8. The Prospectus, dated May 12, 2011, as supplemented by a Prospectus Supplement, dated April 23, 2013 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original

CYS Investments, Inc.

April 29, 2013

documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon any issuance shares (the “Conversion Shares”) of Common Stock, par value $.01 per share (the “Common Stock”), of the Company, issuable upon conversion of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. The Shares and the Conversion Shares will not be issued in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, when and if issued and delivered in accordance with the Resolutions, the Underwriting Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

3. The Conversion Shares has been duly authorized and, if and to the extent that Conversion Shares are issued upon the conversion of any Shares in accordance with the terms of the Series B Preferred Stock, such Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no

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April 29, 2013

obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP